                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


To the Board of Directors of 7th Level, Inc.:


     We consent to the incorporation by reference in Registration Statement No. 333-69861 on Form S-3 of 7th Level, Inc. of our report dated June 5, 1998, with respect to the balance sheet of 7thStreet.com, Inc. (formerly known as Street Technologies, Inc.) as of December 31, 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, which report appears in the Form 8-K/A of 7th Level, Inc. filed with the Securities and Exchange Commission on April 16, 1999. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG
                                        ----------------------------------------
                                        KPMG LLP

Stamford, Connecticut
April 21, 1999